Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letters as of December 31, 2016, included as exhibits in the Registration Statement on Form S-4 of Alta Mesa Holdings, LP for the year ended December 31, 2016, as well as in the notes to the financial statement included therein. We further consent to the reference to this firm under the heading “EXPERTS” in the Registration Statement and related prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

October 3, 2017